Exhibit 16.1

KPMG LLP	Telephone (250) 979-7150
Chartered Accountants	Telefax (250) 763-0044
300 - 1674 Bertram Street	www.kpmg.ca
Kelowna, BC V1Y 9G4
Canada

PRIVATE & CONFIDENTIAL

Securities and Exchange Commission
Washington, D.C. 20549

July 11, 2006

Ladies and Gentlemen

We were previously principal accountants for ALR Technologies Inc. (the "Company") and, under date of May 4, 2006, we reported on the balance sheets as of December 31, 2005 and 2004, and the related statements of loss, shareholders' deficiency and comprehensive loss and cash flows for the years then ended. On July 6, 2006 we notified the Company of our resignation effective immediately. We have read the Company's statements included under Item 4.01 of its Form 8-K dated July 11, 2006, and we agree with such statements.

Very truly yours

(signed) KPMG LLP

s

KPMG LL, s Canadian limited liability partnership is the Canadian
Member of KPMG International, a Swiss nonoperating association.